Exhibit 99.2

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

8:00AM PDT

Corporate Participants:

David Olson, Investor Relations Officer

Jay Gellert, President & CEO

Buddy Piszel, CFO

Jeff Folick, EVP

OPERATOR: Good day, everyone and welcome to the Health Net earnings conference call. Today’s conference is being recorded. At this time I would like to turn the call over to the Investor Relations Officer, Mr. David Olson. Please go ahead, sir.

DAVID OLSON: Thank you, operator. Good morning, everyone. During this call we will be making forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 that involve risks and uncertainties. All statements, other than statements of historical fact, are forward-looking statements, including any earnings guidance we provide and any statements about our plans, beliefs, strategies, intentions, expectations, objectives, goals or prospects. Risk factors that may impact those statements and could cause actual future results to differ materially from currently expected results are described in our 10-Ks, 10-Qs and our other filings with the SEC from time to time, as well as the Cautionary Statements in our press release issued in advance of this call.

In addition, this morning’s press release and the comments on this call make and will make reference to certain measurements, including earnings per share and certain per member per month health care cost amounts that are not in accordance with Generally Accepted Accounting Principles. I should note that today’s press release includes a supplemental schedule showing the allocations of the 2004 charges to the appropriate line items on the income statement. This is the basis for our discussion of non-GAAP health care cost measures. With that out the way, let me turn the call over to our president and CEO, Jay Gellert.

JAY GELLERT: Thank you, David, and good morning. It’s a pleasure to report on a very solid first quarter for Health Net. This is an important step for us after a challenging year in 2004. We sought to meet several key goals in the first quarter and we did. Profitability improved in the West, and we went from a loss to a solid profit in the Northeast. TRICARE did fine as it closed out its first option period under the new contract. Our behavioral health subsidiary, MHN, and our Oregon operations continued their excellent performance. We did not have any adverse prior period restates. IBNR was up by 4 percent sequentially, reaffirming our conservative reserve posture. So we are all very pleased with this quarter and are determined to meet expectations and to continue to improve performance going forward.

Today, we also announced that we have settled our physician class-action lawsuits. In our settlement with the plaintiffs, we agreed to some business practice changes. But we believe these changes, mostly involving greater clarity and transparency in physician relationship will help us in the future. They will help us by improving our provider relationships and they give us the opportunity to further streamline our operations. We’re encouraged by the support of the settlement from leading physician organizations. The whole climate has been improving for us as a result of our efforts to achieve faster and more accurate payment of claims, simplify our contracts, and settle our outstanding provider disputes. We believe that by implementing these changes in our business practices, as required by the settlement agreement, we can pursue more enduring provider relations and begin together to improve product and services to our members. I am heartened by the progress we have made in the recent quarter on that front.

But now back to the quarter. Earnings clearly met expectations excluding the class-action settlement costs. All the key metrics moved in the right direction, which supports our goal of stability and predictability in 2005. Commercial enrollment declined but well within an acceptable range, given our focus on disciplined pricing. In fact, Commercial yield increases accelerated for the fourth straight quarter reaching 11 percent year-over-year as about half the Commercial book renewed. Health care cost trends were fundamentally on track. Buddy will review the details in a few moments. Trends were lower in the Northeast and somewhat higher in the West, again consistent with our thinking, and health care costs came in just under 9 percent for Commercial. Physician costs were in line with our expectations. Hospital utilization actually fell in the Northeast. We did not see impact from the higher volumes being reported by the hospital industry.

We continue to do well with pharmacy as PMPM costs climb just about 7 percent in the quarter. While enrollment has fallen, we are winning important accounts and lapse rates are declining in most markets. Based on the current data, our risk profile is actually improving a bit in virtually every market. In the Northeast, every account we wanted to keep we’ve kept. For example, we’ve converted a prestige account in the Northeast from full-risk to ASO. We also won back an account we previously lost on price because of our excellence service reputation. In California, our large group and mid-market enrollment came in ahead of expectations. So despite our ongoing pricing discipline, our products are offering value to our customers and we are seeing reduction in lapse rates.

Just last week the state of Connecticut reaffirmed our participation in the state’s health employees account. About 40,000 members for us. All that says that our Commercial franchises are still strong and once we complete the repricing of our book this quarter, we can begin growing profitability again in the second half. Right now we think year-end Commercial enrollment will be slightly ahead of first quarter levels, excluding New Jersey. We’re active in consumer-directed health care. We’ve begun selling, we have the product, we’re seeing interest, and we’re beginning to see adoption. Right now there is more interest in the East as compared with the West.

What distinguished TRICARE performance in the quarter was a significantly higher level of both cost and revenue from the ongoing impact of Operation Iraqi Freedom. March 31st saw the end of the first option period of the new contract. The new option period which – which begins in Q2 –will deal effectively with the higher costs and higher revenues. It will allow us to have a 4 to 5 percent pretax margin for the balance of the year. We have high hopes for TRICARE going forward. We can never say enough how honored we are to serve the families of our men and women in uniform, providing a level of security for loved ones at home.

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

Let me talk briefly about Medicare. Jeff Folick is here with us this morning and he’ll talk in just a moment about our MMA strategy. We see opportunity in MMA including PPOs, Medicare Advantage and Part D, and we see the opportunity to expand enrollment and improve margins. We are a significant Medicare player and MMA provides real opportunity for ‘06 and underscores ours overall optimism about the future.

In sum, we are feeling more confident about our prospects. Our Commercial business is recovering nicely. We are landing accounts. Our yield is strong. Health care cost trends are slowing and coming in pretty close to expectations. The network is stable. With all the issues surrounding a provider settlement process, we haven’t lost a single hospital provider. Our performance allows us to invest more this year as Buddy will disclose in resolving the physician class actions, pursuing Medicare, developing new products, and enhancing medical management while maintaining our guidance. When we came into this year we wanted consistency, stability and predictability. The first quarter is a good first step toward meeting those goals.

Thank you for your time, and let me now turn the call over to Jeff for a review of our Medicare MMA planning. Jeff.

JEFF FOLICK: Thanks, Jay. Jay asked that I join the call this morning to briefly describe our planning process in preparation for the implementation of MMA. Let me begin by saying it’s a privilege to be leading a comprehensive, coordinated effort that includes participation by all of our health plans and especially our pharmacy team.

To start our MMA implementation planning process, we conducted an exhaustive review of all of our Medicare operations. We looked at product design, sales, marketing, and network issues. We concluded that we have a solid base of Medicare business to build on for MMA. We will use this opportunity to improve the underlying profitability of our current book of Medicare Advantage membership. We are looking hard at our networks and will be refining them to achieve better health care cost performance, and the Part D add-on to our existing Medicare Advantage book help as well. As we look to later this year, an area of special focus will be Sales and Marketing. With the advent of the lock-in next year, this is of critical importance. There’s a great deal of energy here, and we will be active in transitioning our sales strategies and in advertising and promotion.

Buddy will talk in a moment about the G&A spend attributable to MMA. With this support, we expect to see enrollment growth resume later this year and into 2006. So as we prepare for the June 6 filing, we are considering many things. But we have reached several key conclusions. One, we are going to expand our Medicare Advantage service areas later this year and next year, particularly in the Northeast. We see several attractive areas. We are looking – second, we are looking – we are going to go to market with some new products, including a local PPO, regional PPO, and a point-of-service product. We think this expanded menu of plans is an important element in attracting new seniors into MA plans. Lastly, we’ve decided to pursue stand-alone Part D business in all of our markets. This will include all six of our current health plan states plus Massachusetts, Rhode Island, Vermont, and Washington because of the regional design. We are confident that the outstanding job our pharmacy team has done in managing costs – and we seem to do just about as well as anyone in the industry – will give us a competitive story in pursuing Part D. We will have more to say on all of this after June 6, and as we make our way through the summer preparing for a very busy fall. I am here to answer your questions about Medicare, and now let me turn the call over to Buddy.

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

BUDDY PISZEL: Thanks, Jeff. And good morning, everyone. Let me start out by reaffirming what Jay said about this quarter. It was a good, solid, clean quarter that was consistent with our expectations. We didn’t have any meaningful positive or negative prior period developments, and we made significant progress in resolving provider issues, importantly within our estimated charge expectations. With the actions we took at year-end and now with the settlement of the physician class actions, we have made substantial progress in putting our past issues behind us and clearing the way for solid and clean quarters in the future. This morning let me first take you through the key highlights from the financial statements, including our quarterly reserve roll-forward statement and then give you an update on guidance. And after that we’ll move into Q&A.

Earnings per share, diluted share were $.19, including $66 million for class action lawsuit settlement and approximately $1 million in severance. Excluding these items, earnings would have been $.55 per share. Now let’s look at the income statement. Revenues were essentially flat as Commercial premium yields were 11 percent; however, Commercial enrollment fell 11 percent compared to the first quarter of 2004. Since year-end, Commercial membership has declined 87,000. California membership is stable, down less than 1 percent. In the Northeast we’re down 64,000 members, but as Jay said, they’ve done a great job renewing every strategic large group and we’re seeing some good profitable ASO opportunities.

We’ve been very pleased with our pricing discipline. These enrollment declines are just a bit larger than our expectations at the time of our year-end call. Our current view is that by year-end, Commercial enrollment will rebound and end up slightly above Q1 levels, excluding New Jersey. Medicare enrollment was essentially stable as expected. Oregon continues to grow; Arizona fell a bit but that was due to exiting the PPO demonstration project. PMPM yields rose 5.7 percent, consistent with the CMS payment increases and increases in our supplemental premiums. Mixed with a factor there. California and Connecticut yields were both up 8 percent while Oregon, with a lower absolute premium, grew. We did accrue $7 million for CMS risk adjuster payments in the quarter. Medicaid enrollment was flat while PMPM yields climbed about 3 percent. This is right on the mark with our expectations. The health plan MCR came in at 85 percent. That’s a 260 basis point improvement over the reported first quarter of 2004 as our repricing actions produced improved margins. Attached to our earnings release is a table where we allocate the first quarter 2004 charges to the appropriate categories on the P&L. If you do the math, you can see that the overall MCR improvement was about 80 basis points, and included in that is about a 200 basis point improvement in the Commercial MCR year-over-year.

As we’ve said before, our first quarter tends to run high MCRs since new provider rates go into effect on January 1st, but only about 50 percent of the revenue book renews. We expect to see lower MCRs in the second half of the year, as has been the case in virtually every year since the late ‘90s. Both the Medicare and Medicaid MCR declined a bit on the reported basis, rose a bit when normalized, but that’s what we thought would happen. Based on the reported numbers, the Commercial health care cost trend in the first quarter was 6.9 percent. If, again, you look at the supplemental table attached to the earnings release, and back out the first quarter charges, we would see a Commercial trend of 8.8 percent. This is very consistent with our expectations. Then again, working off that table, the components of the 8.8 percent are as follows: Physician was up about 8 percent. Hospital was up 10 percent. And pharmacy was up about 7 percent. On the hospital side, we believe utilization was about 1 to one and a half percent of end unit cost plus the balance. We think we’ll see these trends pick up slightly through the balance of the year, ending close to our 9 percent target.

Let me turn to TRICARE. TRICARE revenues were higher than expected. We had guided folks to expect revenues to decline from the fourth quarter to the first quarter. Since the fourth quarter of

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

last year included about $95 million in revenues from the one final month of a legacy contract. There are two things going on here. One is the contract changed where we are now paying claims for active-duty personnel who get care in the private sector. We are reimbursed 100 percent by our customer for these claims and book that as revenue. That grosses up the P&L, reduces the reported margin on a percentage terms, but it’s a push to the bottom line. That amounts to $40 million of revenue in the quarter. The balance of the revenue change is related to higher claims caused by Operation Iraqi Freedom. Remember that our accounting has been conservative here on the impact that these higher claims have had on our risk sharing. There is a contractual process that enables us to recoup risk sharing, but we will only book that when the amount is finally determined and we believe that it is likely to happen sometime later this year or in early 2006. In the second quarter, we begin the new 12-month option period. Costs and revenues will rise further, somewhere in the 5 percent range sequentially. And we’re very confident that margins will be in the 4.5 to 5 percent range going forward as the higher costs in Option Period 1 were reflected in the target set for Option Period 2. There will be a bit more variability in revenues and costs than we have previously expected, but we are retaining our margin and total pretax expectations for the full year.

Our G&A management continues to show good results. The administrative ratio, G&A plus depreciation, fell to 9.5 percent from 10 percent last year. Head count is down roughly 500 FTEs from last year’s first quarter. We continue to remain very focused on these expenses and look forward to good performance going forward. Cash flow was strong in the quarter despite outflows of $38 million in payments on the provider settlements from the fourth-quarter charge, and the run-out of the TRICARE legacy contract claims that is now essentially complete. We are sticking to our full-year guidance of operating cash flow at about $200 million.

Let’s look at reserves. The pitch we made to close out 2004 are holding up nicely, and we’re pleased with the building conservatism on the balance sheet. The total reserve decline sequentially was driven by the payments of the provider settlements, but IBNR was up 4 percent sequentially despite a 3 percent overall membership decline. Backing out the provider settlement in capitation payments, days claims payable rose by 3/10 of a day, another sign of conservative reserve posture. We included a quarterly reserve roll-forward statement for the first time with this release. We will continue to include this each quarter with reserves shown on a year-to-date basis. The only item I will note is on the line on incurred claims related to the prior year. While the schedule shows a $30 million positive release, that’s the release of explicit margin of the prior year and we turn right around and reset up in reserves for the current quarter. So there is no impact on the bottom line from this.

A few final words on the quarter. There are some small one-time items. That includes $2 million in the tax benefit related to the sale of a small subsidiary that closed in the first quarter. There was no book gain on that sale. We also got about $4 million in benefit from the New York stabilization fund. But on the other side we did have one-time health care costs roughly equal to the stabilization fund benefit, and we did absorb a higher share count. So overall, these items were basically neutral. Turning now to guidance. We are reaffirming our guidance for the second quarter at between $.50 and $.55 and a range for the full year of $1.94 to $2.14, including the litigation costs, or $2.30 to $2.50 for the full year, excluding these costs. This guidance assumes a 39 percent tax rate for the remaining quarters with the full year coming in just below 39 percent.

There’s a couple of things we should emphasize here. First, guidance includes the full cost to prepare for the Medicare opportunity that Jeff previously discussed. We’ve increased that estimate from earlier in the year by about $5 $10 million to now $20 to $25 million for the full year. And we spent about $4 million on Medicare in the first quarter. Second, the total implementation

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

costs, including capital expenditures, noted in the class action settlement release today largely represents costs that have already been incurred or were part of planned expenditures. We will absorb between $8 to $10 million of unplanned G&A through the balance of the year to complete the buildout of new processes to ensure compliance with the settlement. Lastly we do get some relief in the second half as we will not incur the planned $10 million of expense for stock options. That’s largely offset by the higher share count I mentioned earlier. Let me close by saying I am very pleased with our performance this quarter. As I’ve said to many of you, we wanted to show stability, consistency and predictability this year. I believe this quarter is a very strong first step towards achieving these goals. We’re making solid progress on many fronts. Our Commercial business is getting much stronger, and we can clearly see a path to growth. Health care costs are coming in close to expectations. TRICARE’s performance is solid. We’re optimistic about our Medicare outlook, and we have the critical resources to invest in our future. So a solid first quarter’s in the books, and now we can look forward to progress as we move through the balance of 2005.

Thanks and let’s go to the Q&A.

OPERATOR: Thank you. The question-and-answer section will be conducted electronically. If anyone in the phone audience does have a question, you can just signal at this time by pressing star one on your touch-tone telephone. If you’re on a speakerphone, please make sure your mute function has been turned off to allow your signal to reach our equipment. Once again, that is star one to ask a question.

And we’ll take our first question from Charles Boorady with Smith Barney. Mr. Boorady, your line is open.

CHARLES BOORADY: Thanks, good morning. First question is on the MDL settlement and congrats on getting that behind you. How much of the $80 million in business practice changes relate to ongoing medical and administrative expenses over the course of the four years as opposed to one-time costs to implement the changes?

BUDDY PISZEL: Charles, our expectation is that the ongoing incremental costs, that would be, you know, beyond the guidance we have for 2005, is very manageable. It’s just a couple of million bucks. On a run-rate basis versus what we would have done naturally.

CHARLES BOORADY: Okay. And the $66 million charge, am I right in assuming that’s the 40 for the pool plus the 20 for legal and, if so, what’s the six other reflecting?

JAY GELLERT: The six reflects our legal expenses related to it. It doesn’t include the 8 to 10 Buddy referred to in the remaining costs this year for implementation.

CHARLES BOORADY: Okay, great. So the total legal would be the 20 plus —

JAY GELLERT: Yes, yes.

CHARLES BOORADY: I should have gone to law school. The TRICARE – at your investor day, you guided for $86 million lower in TRICARE revenues versus the fourth quarter, as I recall, to reflect the one month Region 6, but TRICARE revenues came in better than that. And I’m wondering if you could explain what happened that you didn’t contemplate back then and what a new range of guidance is for TRICARE revenues in ‘05.

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

BUDDY PISZEL: Charles, two things came up. One is, there was a change in the contract where we are now paying for active duty personnel who go out of network. And that’s $40 million. It doesn’t have a bottom line impact, but our accountants concluded that we should record it as revenue and record it as health care costs, so it does depress the margin percentages but it’s not a bottom line issue. So that’s one – that’s 40 of why we’re off guidance.

The second is that we’re just seeing higher costs on Iraqi Freedom, and we’re being conservative on how we’re booking that. We are booking the negative side of our cost sharing related to those higher costs, but we’re not booking the revenue that really should be the reimbursement from the government until we get a final settlement with the government, which will be either later on in the year or in 2006. So those are the two drivers. As to the guidance on TRICARE, it will be a little choppy in the first – you know next couple of quarters as we complete the rollout and the payments related to Option Period 1, but the margin expectations are consistent with what we said earlier in the year at 4.5 to 5 percent.

CHARLES BOORADY: Okay. On provider contracting, unless you already covered this, can you give us an update on where that stands?

BUDDY PISZEL: In California, we are 60 percent complete in the completion of recontracting with the population that was part of the settlement, and there is 10 percent to go by year-end. So by year-end, 70 percent of the contracting will have been completed, and there’ll be 30 percent that will go into 2006, and the bulk of that really is with Sutter, which is about 25 percent of the 30 percent. So we are right on track. We’re seeing unit costs, expectations in line with what we were looking for, and we’re making good progress.

CHARLES BOORADY: Okay. Great. And finally on the reserve issue, which I think you answered, but just to ask it differently because the press release mentioned there was no negative development. Was there any favorable benefit in the quarter to EPS either from having over reserved or taking too much of a charge or from the loss of the accounts – any risk business you lost, as that runs off? Was there a net benefit to EPS from that or your stabilization pool or any other issues that might have impacted EPS on the reserve line?

BUDDY PISZEL: Yeah, there’s only about $1 million of reserve adjustments that were really in the market outside of California and New York where we took the provider settlements. Quite frankly, when we looked at the whole quarter and all of the moving items, even the New York stabilization, it was about a push overall between one-time in small positives and one-time in small negatives. So there was really no bottom line impact from that small reserve investment.

CHARLES BOORADY: Got you. The enrollment drops being a little greater than you expected, have you gotten data for April yet just to give a sense for whether you started to see a floor or turn the corner on enrollment?

JAY GELLERT: Particularly in the Northeast we’ve seen some good enrollment data, so overall, we’re beginning to see the floor that we anticipated in the second quarter.

CHARLES BOORADY: Okay. Great, thank you.

OPERATOR: We will move next to Matthew Borsch with Goldman Sachs.

MATTHEW BORSCH: Oh, hi, thanks. Good morning. I’m just wondering if you can comment on market conditions in terms of the intensity of competition and contrast the Northeast with California. And then also, talk a little bit about New Jersey and where you expect the enrollment to go over the balance of the year.

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

JAY GELLERT: First of all in terms of business conditions, I think our belief is that Connecticut is pretty stable. We’re, in fact, pretty comfortable in New York. We still see some aggressive competition in New Jersey. In California, I think we’re seeing some aggressive competition in the small business market, but in general, I think it’s a fairly solid market which we’re seeing in California. I think the most important point is that we were basically able to meet our membership expectations within a very small margin while getting the 11 percent yield. So I think we’re feeling that the market is competitive in certain specific places. But in general, is rationale and that the ability for us to get over a couple hundred basis points of margin improvement on the Commercial side really encourages us. Buddy, do you want to make a comment on New Jersey?

BUDDY PISZEL: On New Jersey, for the first quarter, Matthew, we are right on line with our expectations. We’re down to about 170,000 members in the first quarter in New Jersey. On a full-year basis, we had given expectations that we would be down about 70,000 on a full-year basis, and we may be 10,000 worse than that. But that’s as bad as it looks at this point.

MATTHEW BORSCH: Okay. Great. And if I could just ask a follow-up on Medicare. A little bit of decline in a couple of markets. Arizona and California on Medicare Advantage. Can you just talk on that point? And maybe also in terms of your planned Medicare expansion. You sound a little more optimistic on the regional PPO program than some of your competitors have been. I’m wondering if you can give us any peek at how you think that might work in a way that’s favorable as opposed to the way that some of your competitors see it.

JAY GELLERT: Well, I’ll answer the present and let Jeff talk to the future. In terms of the present, the Arizona drop was a result of eliminating the PPO demo, and having some limited drops in some outlying counties. The California numbers are, in fact, kind of where we expected them to be, maybe even a little stronger. We, though, are focusing on a strategy to improve margin in California in the course of ‘05. So I think we feel like the reductions which we’ve articulated are planned and focused on improving our performance. As it relates to ‘06 and PPO, let me turn it over to Jeff.

JEFF FOLICK: We’re looking at one regional PPO in a state where the reimbursement levels and costs are pretty consistent throughout the counties and the state, and that’s probably the key criteria for it making sense, the regional PPO. It’s also a state where we have networks in almost every county in the state. So network expansion is not real significant. And we’ve been meeting very actively with CMS in developing that regional PPO to make sure what our assumptions are acceptable to CMS and that we end up in a position where we can be competitive throughout the state on the price and benefits perspective and still generate a good margin. So I think we’re relatively enthusiastic in that one area, but don’t necessarily see that applicable outside of that state.

MATTHEW BORSCH: Got it. Okay. Thank you.

OPERATOR: We will move next to Eric Veiel with Wachovia.

ERIC VEIEL: Thanks. I was just wondering if you can walk us through how we should think about the sequential change in quarterly EPS. It seems like first quarter and second quarter are both going to be right around $.53. And to get to the midpoint of the guidance, we going to have to see some pretty steep increases to about $.67 a quarter. Is this just all loss ratio improvement or is there something else here?

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

BUDDY PISZEL: It’s principally loss ratio improvement. If you look back over the last couple of years, and you have to adjust 2004 for the normalized adjustments that we made, we consistently have a step up in the second half of the year. Forty-five percent of our earnings have been first half; 55 percent second half. So that step up is consistent with historically how the businesses perform, and it’s all in the health care costs.

ERIC VEIEL: Okay. And second question. It sounds like you have some anticipations that Medicare will grow towards the back half of the year. Did I interpret that correctly, and if so, can you help me get comfortable with that in light of the fact that there it seems like there’s going to be a lot of new products coming onto the market toward the end of the year and seems reasonable that seniors might wait and see what they get until ‘06.

JEFF FOLICK: We expect growth in some specific areas where we’re expanding service area – particularly in Connecticut. We’re expanding from three counties in Connecticut to the entire state. That application’s in process. We’ve launched a new point-of-service product in Connecticut that’ll be approved later this year, so we’ve got new products and new service area expansion efforts going on there that we’re expecting growth from. So I think we’ll continue to see growth in Oregon through the balance of the year, which we’re seeing now, and we’ll get some expanded growth in Connecticut, which yields that net growth expectation. And the net growth was 1 to 2 percent.

ERIC VEIEL: Okay. And just one last question. Have you guys made any decisions on your PBM vendor and any anticipation of changing that at the end of the year or going into ‘06?

JAY GELLERT: We’ve been talking to our current PBM vendors and we’ve been talking to lots of other folks in developing our MAPD product and our PDP products and we haven’t – not made final decisions on that. We’ll likely be able to talk more specifically after June 6.

ERIC VEIEL: Great. Thank you.

OPERATOR: Next we will hear from Josh Raskin with Lehman Brothers.

JOSH RASKIN: Hi, thanks. Good morning. On the hospital recontracting. I was wondering if you could just give us a percentage – not related to the fourth quarter efforts – but just what percentage of your total facilities renew in the first quarter?

BUDDY PISZEL: Josh, the numbers are about the same, because the population of providers that were in the charge are basically the full population of systems within California. So there’s not a different cut.

JOSH RASKIN: And what is that percentage, Buddy, can you remind me?

BUDDY PISZEL: Well through right now. So use some of the second-quarter development. We’re 60 percent recontracted. Our objective for the year was only 70 percent of health care spend was going to renew this year so we are 6/7 complete. We have ten percentage points to go for the balance of the year.

JOSH RASKIN: Okay, got it.

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

JAY GELLERT: 30 percent in 2006 and that’s principally Sutter.

JOSH RASKIN: Right. This is all on the hospital side or does that include physicians as well?

BUDDY PISZEL: That’s only hospital.

JOSH RASKIN: Only hospital. Okay.

JAY GELLERT: Yes, the vast majority of the physicians are already recontracted for ‘05.

JOSH RASKIN: Right, makes sense. Just a second question on the settlement – the MDL litigation. The specific business changes. Can you just give us a sense as to any specifics around that or how those are going to be implemented?

JAY GELLERT: There are two most kind of significant parts. One is increased disclosure of the processes and the operations that we’ll be going through. And that that is enhancing our Web site and then doing a whole series of things in that regard. And secondly, just cleaning up some of our contracts, and expediting the payment of some physician claims in certain segments. So those are the main elements of what we’re doing in the process, and I think they’re largely things that make sense to us and things that we think will enhance us over time.

JOSH RASKIN: Gotcha. And then just lastly on the prior period reserve development. What period did that relate to, and was any of the $30 million – and I know you rebooked that – sort of putting that back in current reserves – did any of that result from the fourth quarter of last year?

BUDDY PISZEL: No, that’s purely the explicit margin on top of the reserves for all periods that we’re holding reserves for, Josh. So it’s something that when we do our calculations, we calculate our best estimate, we add explicit margin. Then when we rebook – you know 2005, we unbooked the margin for ‘04 and rebooked the margin in ‘05. So it’s really not something that lays back for a specific period that covers the specific period that are covered in the reserve.

JOSH RASKIN: Okay. So really the only change would be if you had different margin expectation.

BUDDY PISZEL: Right, and we’ve not changed explicit margins at all.

JOSH RASKIN: Okay. That’s helpful. Now I get it. Thanks.

OPERATOR: We’ll move next to Christine Arnold with Morgan Stanley.

CHRISTINE ARNOLD: Good morning.

BUDDY PISZEL: Good morning.

CHRISTINE ARNOLD: Hi. A couple of questions. You restated your run rate for first quarter ‘04. You previously thought you were running about 205 if memory serves for 2004. As you look back at kind of how the claims are developing on the run out for ‘04 relative to your expectation, any change to that run rate that you previously cited for the full year?

BUDDY PISZEL: No, we have not adjusted run rate, Christine, at this point for 2004. We are seeing some positive trending in the way the reserves that we put up at year-end are going, but we have not made any changes at this point to our reserves or our run rate presentations that we’ve made for 2004.

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

CHRISTINE ARNOLD: Are you waiting for more run out experience before reassessing?

BUDDY PISZEL: Yes.

CHRISTINE ARNOLD: So going back, you said that you rebooked the explicit margins, but that the $30 million does not relate to the provider settlement or the increase in baseline reserves?

BUDDY PISZEL: Yes.

CHRISTINE ARNOLD: Could you talk about –

BUDDY PISZEL: Well, let me correct that. It does relate to the increase in baseline reserves because you take the explicit margin on the total IBNR…including the adjustment we booked up in the fourth quarter.

CHRISTINE ARNOLD: Okay. So basically when you increase reserves at year-end, you looked at kind of increasing third quarter and fourth quarter baseline and it looked like that was kind of $30 million too conservative. But you’re rebooking it, waiting for more experience.

JAY GELLERT: No, no. Christine, what we do is we book a reserve, and then on top of that, we book a margin.

CHRISTINE ARNOLD: Right.

JAY GELLERT: When that reserve is paid down, then that margin is no longer necessary for that period. But margin is necessary for the new period for which we book reserves. So it has absolutely no effect on the overall level of reserves or on the income statement.

CHRISTINE ARNOLD: My understanding was that you increased the conservatism by $15 million and then increased the baseline by 24.

JAY GELLERT: Right.

BUDDY PISZEL: That wasn’t explicit margin, Christine. That was just imbedded in our reserve fix.

JAY GELLERT: Those – yeah, those increases were not touched.

CHRISTINE ARNOLD: Okay, so those are still there.

BUDDY PISZEL: Yes.

JAY GELLERT: They’re all still there and the margin is still there. It’s just applied to a different period.

CHRISTINE ARNOLD: Okay. So I am trying to figure out whether the baseline for ‘04 when we’re all said and done is likely to go up or down. And it sounds like the reserves are developing positively. You’re rebooking them. What about the provider settlements? You’re through a bunch of the recontracting. How much of provider settlements are you through?

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

BUDDY PISZEL: We are right now – we’ve settled 55 percent. We’ve paid 35 percent, and that’s tracking, you know, right in line with the way we built our estimates. And to the reserves, I think there’s a higher likelihood that, you know, the run rate in ‘04 will improve and then deteriorate in any way based on the way the claims are running out.

CHRISTINE ARNOLD: Okay. And final question. You said that you’re pursuing recovery from the DoD. Could that result in bid price or equitable adjustments later this year?

JAY GELLERT: It could. We’ve made no assumptions that those are forthcoming in our financials — or in our balance sheet, but we believe they’re justified because a portion of the cost as Buddy articulated is directly related to Iraqi Freedom. So we believe that there’s a basis for us to receive some compensation for those unanticipated costs, but we haven’t assumed them in anything we’ve done until we receive them.

BUDDY PISZEL: And they’re not in our guidance, Christine.

CHRISTINE ARNOLD: Got it. Okay, thank you.

OPERATOR: And we will move now to Scott Fidel with JPMorgan.

SCOTT FIDEL: Hi, thanks. Good morning. First question just had to do – if you can give us an update on the Health Net One process, and whether there’s going to be any additional milestones for remainder of the year. Then also if you can just spike out your expectations for California and Oregon claims conversion.

JAY GELLERT: Well, first of all, with regard to Health Net One. The focus that we’re working on right now is related to the MDL processes, the improvements in the medical management system, the implementation of a new medical management system company-wide. The development of new product flexibility and preparing for MMA and PDP. So we’ve focused our Health Net One operations right now on improving functionality and on completing the MDL execution over the course of the next period. And once we get a little further down, particularly in terms of PDP and MDL, then we’ll be able on the next call to give you a final assessment on California and Oregon.

SCOTT FIDEL: Okay. So at this point, California and Oregon are still tabled and more to come in 2Q?

JAY GELLERT: Yeah, I think that the key to us is that the system is allowing us to much more efficiently act on these other kind of pressing priorities, and that’s where we are right now.

SCOTT FIDEL: Okay. And then a second question. I am certainly cognizant there are still a number of moving pieces for ‘06 Medicare rates. CMS gave the initial 4.8 percent. Can you talk about where your expectations for those base rate increases are relative to the 4.8 percent average?

JEFF FOLICK: When we take that 4.8 percent and add to it the impact of risk adjusters, we’re right in the 7 percent range, system-wide. It varies from that state by state, but in aggregate, in the 7 percent range, system-wide, for the increase in the benchmark.

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

SCOTT FIDEL: Okay. And also just on that front, with the Part D, obviously very early here still, but have you thought about what you think revenue PMPM and potential margins for that product could look like in ‘06?

JEFF FOLICK: I think it’s a little too early to be quoting figures on it. We’re still in the bidding process now, and we wouldn’t want to disclose what our specific numbers are at this stage. I think after June 6, it’ll be easier to talk about that, and it’ll be known, so we’ll be able to be explicit.

SCOTT FIDEL: Okay. Fair enough. Thanks.

OPERATOR: We will move next to Joe France with Banc of America.

JOE FRANCE: Thank you. Jay, in your remarks you said that 50 percent of your business renews in the first quarter. What was your retention rate on existing accounts?

JAY GELLERT: Let me get that number for you. If you give us a sec. Do you have a second question?

JOE FRANCE: Sure, sure. The second one was, if I understood Buddy correctly, the sort of adjusted PMPM on the Commercial side was up 8.8 percent. Costs were 7.7. But if you take the development out of last year’s number, your MLR was flat at 85.0 – am I doing something wrong with the math?

JAY GELLERT: Yes, you are. The numbers we gave you were 11 percent year-over-year Commercial PMPM and 8.8 percent year-over-year Commercial health care costs for about a 200 basis point improvement when you come up with the specific numbers on an actuarial equivalent basis.

JOE FRANCE: Okay. That’s an even bigger spread, but still your MLR is flat.

DAVID OLSON: No, Joe. Last year’s first quarter MLR was overall 85.8. If you look to the supplemental table and do the math, the health plan MCR is 85.8 and comes down to 85 this year.

JOE FRANCE: Okay. I’ll check that. Thank you very much. Did you find the answer to the first question?

BUDDY PISZEL: Yeah, Joe. I don’t have everybody. I have California. The lapse rate overall in California in the first quarter was 7 percent. A little lower for big accounts and labor and for profit a little higher in mid and small business.

JOE FRANCE: Okay. Great. Thank you both very much.

OPERATOR: And now we’ll move to John Rex with Bear Stearns.

JOHN REX: Thank you. I want to first focus on what your explicit expectations are built into your model for your health plan MCR for the year in terms of what your earnings guidance would incorporate. And then if we can get a sense of how this positive spread that you’re showing right now over 200 bps should work – how we should expect that to work throughout the year on the Commercial line and maybe the best way to look at that is to tell us roughly where was your Commercial MLR in the quarter and kind of what would your full-year expectation be for that?

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

BUDDY PISZEL: First, on health care trends for the full year, John —

JOHN REX: MCR.

BUDDY PISZEL: MCR for the full year was around 84 percent.

JOHN REX: That’s what’s built into your outlook?

BUDDY PISZEL: That’s what’s built into our outlook and the first quarter came in at 85 percent, which was in line with what we would have expected.

JOHN REX: And then if you broke out Commercial specifically in the Q1 and then how you think that should trend with the 200 bp spread. What would that look like?

BUDDY PISZEL: Q1 is about 84.5, and then trends favorably in the second half of the year to be more in the 82-83 percent range.

JOHN REX: Should we expect that – is this spread going to narrow a bit as we move throughout the year –the current 200 bps spread. I assume it will. And kind of where do you expect it to narrow it to?

BUDDY PISZEL: It will narrow a bit because we were seeing some improvement over the balance of the second half of last year as the Northeast had put in place all of their initiatives on reducing their health care costs. So it will be on a relative basis quarter-over-quarter, be coming in over the balance of the year. I don’t have the specifics, but it probably gets – the 200 goes down to probably 100 by the end of the year.

JOHN REX: Right. And the other 50 percent of your book, as we think about that renewing for the rest the year, how do you weight that on the Commercial side?

BUDDY PISZEL: Twenty-five percent. I’m sorry, 10 percent second quarter; 25 percent third quarter, 15 percent fourth quarter.

JOHN REX: Okay. Great. And then just on the costs that you broke out for us on your Medicare, you spoke of $20 to $25 million full-year. Sorry if I missed this. What have you spent thus far of that 20 to 25?

BUDDY PISZEL: $4 million in the first quarter.

JOHN REX: $4 million.

BUDDY PISZEL: Yes.

JOHN REX: Then you talked about $8 to $10 million in unplanned. Is that in addition to the 20 to 25?

BUDDY PISZEL: Yes. The cost to build out – the incremental cost to build out for the MDL are $8 to $10 million that will be expensed over the balance of the year that were not originally in our guidance, but we’re holding our guidance despite spending that money.

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

JOHN REX: Okay, so what you said is that you originally envisioned 20 to 25, that’s 8 to 10 million higher —

BUDDY PISZEL: No, two separate things.

JAY GELLERT: Let me stop here for a second. Two different points. Medicare is up by 5 to 10, and separately, there is 8 to 10 of MDL —

JOHN REX: Oh, MDL.

JAY GELLERT: MDL. So the total additional G&A is 13 to 20.

JOHN REX: Okay. So the total is still 20 to 25 on Medicare. Okay, great. Thank you.

OPERATOR: And I would like to remind our audience if you do have a question, you can press Star 1 at this time. We will move next to Ed Kroll with SG Cowen.

ED KROLL: Good morning. I wonder if you could – on the enrollment – where should you be with New Jersey – just kind of trying to get to an all end number here. Where should you be based on what you’ve said for year-end ‘05? Would it kind of be down 2 percent year-over-year if you include the attrition in New Jersey?

BUDDY PISZEL: The Commercial number will end the year at about, you know, 2.5 million.

ED KROLL: Okay.

BUDDY PISZEL: And – just do the math here. It’s about 4 percent down, including our expectations for New Jersey.

ED KROLL: Got it. Okay. Thanks for that. And then just kind of a quick housekeeping item. On the tax rate for this quarter, to get to $.55 on an operating basis, is the tax rate about 37 percent? Do I have the math right on that?

BUDDY PISZEL: Yeah, but there’s a $2 million tax benefit I referred to stuck in there.

ED KROLL: Yes.

BUDDY PISZEL: So if you exclude that, the tax rate is 39 percent, which is what we expected for the year, and that’s what it is going to be for the balance of the quarters. So to get to the $.55, all we did – we tax effected the class action charge and the severance at 39 percent, and just add it back to the reported number.

ED KROLL: Got it. Okay. And sorry – what John was just talking about there – relative to SG&A. So the total Medicare costs – just so I make sure I’ve got this straight. You’re expecting ramp cost, development costs is still $20 million to $25 million?

BUDDY PISZEL: Yes.

JAY GELLERT: Yes.

BUDDY PISZEL: When we started the year that was only about $15 million.

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005

ED KROLL: Okay.

BUDDY PISZEL: So we now think after all the work that Jeff and his team has done that we’re going to invest $5 to $10 million more than we started to.

ED KROLL: Right.

BUDDY PISZEL: When we started the year. And in addition to that, we’re going to be spending $8 to $10 million on the class action settlement implementation that again was not contemplated when we started the year.

ED KROLL: Okay, I’m all set then. Thank you.

JAY GELLERT: You’re welcome.

OPERATOR: And that is all the questions we have. I’ll turn the conference back over to our speakers for additional or closing remarks.

DAVID OLSON: Thank you very much. Let me turn the call over to Jay for some final remarks.

JAY GELLERT: We believe we’ve made some substantial progress this quarter and that the prospects are very good for the future. It all rests in the work of our associates, and I want to thank them for participating in a very difficult 2004, and doing the work that can open us up to a very positive 2005 and future. And I think they are the people who have made all this happen, and I just want to recognize them as part of this call.

DAVID OLSON: Thanks – thank you, everyone. We’ll see you early August.

OPERATOR: That does conclude today’s conference. We thank you for your participation. Have a great day.

[END]

Health Net, Inc.

Q1 2005 Earnings Conference Call

May 3, 2005